Exhibit 10.4

Execution Version

AMENDMENT No. 3, dated as of September 14, 2020 (this “Amendment”), to the Asset-Based Revolving Credit Agreement, dated as of December 13, 2017 (as amended by Amendment No. 1, dated as of January 7, 2019, as further amended by Amendment No. 2, dated as of May 15, 2020 and as further amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among SCA ACQUISITION, LLC, a Delaware limited liability company (“Holdings”), SUN COUNTRY, INC. (f/k/a MN Airlines, LLC), a Minnesota corporation (d/b/a Sun Country Airlines) (the “Borrower”), the Lenders from time to time party thereto and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent (in such capacities and together with its successors and assigns, the “Administrative Agent”). Capitalized terms used but not defined herein have the meaning provided in the Credit Agreement as amended hereby (the “Amended Credit Agreement”).

WHEREAS, pursuant to Section 9.08(b) of the Credit Agreement, Holdings (prior to a Qualified IPO), the Borrower, the Administrative Agent and the Required Lenders may agree to amend the Loan Documents as set forth herein; and

WHEREAS, the parties hereto desire to amend the Loan Documents on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments. As of the Amendment No. 3 Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a) The Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b) Schedule A hereto is hereby added as a Schedule thereto.

Section 2. Representations and Warranties. Each Loan Party represents and warrants to the Lenders as of the Amendment No. 3 Effective Date that:

(a) (i) Such Loan Party (A) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (B) has the power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the Amended Credit Agreement, (ii) the execution and delivery of this Amendment and the performance of this Amendment and the Amended Credit Agreement has been duly authorized by all required limited liability company or corporate action and (iii) this Amendment has been duly executed and delivered by such Loan Party and this Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of such Loan Party enforceable in accordance with their terms, subject to (x) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (z) implied covenants of good faith and fair dealing.

(b) None of the execution or delivery of this Amendment or the performance by such Loan Party of this Amendment and the Amended Credit Agreement or the compliance with the terms and provisions hereof and thereof will violate (i) any provision of law, statute, rule or regulation applicable to such person, (ii) the certificate or articles of organization, incorporation or formation or other constitutive documents (including any bylaws or limited liability company or operating agreements) of such person, (iii) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (iv) any agreement or other instrument to which such person is a party or by which any of them or any of their property is or may be bound, where any such violation, in each case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution or delivery of this Amendment or for the performance of this Amendment and the Amended Credit Agreement, except for (i) such as have been made or obtained and are in full force and effect or (ii) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

(d) Immediately before and immediately after giving effect to this Amendment, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or in all respects to the extent already qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification) on and as of the Amendment No. 3 Effective Date, with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties are true and correct in all material respects (or in all respects to the extent already qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification) as of such earlier date.

(e) Immediately before and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Section 3. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date (the “Amendment No. 3 Effective Date”) when, and only when, each of the following conditions have been satisfied (or waived by the Administrative Agent and each Lender party hereto):

(a) The Administrative Agent shall have received from (i) the Required Lenders, (ii) Holdings and (iii) the Borrower a duly executed counterpart of this Amendment signed on behalf of such party (which may include facsimile or other electronic transmission of a signed signature page of this Amendment).

(b) The representations and warranties of each Loan Party set forth in Section 2 shall be true and correct in all material respects (or in all respects to the extent already qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification) on and as of the Amendment No. 3 Effective Date, with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct in all material respects (or in all respects to the extent already qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification) as of such earlier date.

(c) The Borrower shall have paid (i) all fees payable to any Lender, the Administrative Agent or any of their respective affiliates as agreed between such Lender or the Administrative Agent and the Borrower and (ii) all reasonable fees, expenses and disbursements of Cahill Gordon & Reindel LLP, as counsel for the Administrative Agent, incurred in connection with the preparation, negotiation and execution of this Amendment, in the case of clause (ii), to the extent invoiced at least three (3) Business Days prior to the date hereof.

(d) The CARES Act Loan Agreement shall have been executed by the Borrower, and the Administrative Agent shall have received a copy of the same.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Counterparts may be in the form of docusign or any other electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 5. Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE AMENDED CREDIT AGREEMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 6. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7. Effect of Amendment. This Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and, except as expressly set forth herein, shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Each of the Loan Parties confirms and agrees that the Liens granted pursuant to the Security Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof. Without limiting the foregoing, by signing this Amendment, each Loan Party hereby confirms that (i) the obligations of the Loan Parties under the Credit Agreement and each other Loan Document, as specifically amended hereby (x) are entitled to the benefits of the guarantees and the security interests set forth or created in the Security Documents and the other Loan Documents and (y) constitute Obligations and (ii) notwithstanding the effectiveness of the terms hereof, the Security Documents and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. Each Loan Party ratifies and confirms its prior grant and the validity of all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to each Loan Document to which it is a party and after giving effect to this Amendment and except as specifically set forth in the Amended Credit Agreement, all such Liens (x) remain in full force and effect, (y) other than with respect to the Permitted CARES Act Collateral constituting Excluded Property, are not released or reduced, and (z) continue to secure full payment and performance of the Obligations. This Amendment shall not constitute a novation of the Credit Agreement or any of the Loan Documents. The Loan Parties are hereby authorized to enter into the CARES Act License Agreement. For the avoidance of doubt, on and after the Amendment No. 3 Effective Date, this Amendment shall for all purposes constitute a Loan Document.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SCA ACQUISITION, LLC

By:	/s/ Jude I. Bricker
Name: Jude I. Bricker
Title: Chief Executive Officer

SUN COUNTRY, INC.

By:	/s/ Jude I. Bricker
Name: Jude I. Bricker
Title: Chief Executive Officer

[Sun Country – Amendment No. 3]

BARCLAYS BANK PLC, as Administrative Agent and as a Lender

By:	/s/ Joseph Jordan
Name: Joseph Jordan
Title: Managing Director

[Sun Country – Amendment No. 3]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Jack Kuhns
Name: Jack Kuhns
Title: Vice President

[Sun Country – Amendment No. 3]

Exhibit A

Amendments to Credit Agreement

[see attached]

Exhibit A - 1

CONFIDENTIAL

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of December 13, 2017,

Among

SCA ACQUISITION, LLC,

as Holdings,

MN AIRLINES, LLC,

as the Borrower (from and after the Closing Date),

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

BARCLAYS BANK PLC,

as Lead Arranger, Bookrunner, and Syndication Agent

TABLE OF CONTENTS

Page
ARTICLE I Definitions		1
Section 1.01	Defined Terms	1
Section 1.02	Terms Generally	~~68~~70
Section 1.03	Exchange Rates; Currency Equivalents	~~68~~71
Section 1.04	Timing of Payment or Performance	~~69~~71
Section 1.05	Times of Day	~~69~~71
Section 1.06	Divisions	~~69~~71

ARTICLE II The Credits		~~69~~72
Section 2.01	Commitments	~~69~~72
Section 2.02	Loans and Borrowings	~~71~~73
Section 2.03	Requests for Borrowings	~~72~~74
Section 2.04	Swingline Loans	~~73~~75
Section 2.05	Letters of Credit	~~76~~78
Section 2.06	Funding of Borrowings	~~82~~84
Section 2.07	Interest Elections	~~83~~85
Section 2.08	Termination and Reduction of Commitments	~~84~~86
Section 2.09	Repayment of Loans; Evidence of Debt	~~85~~87
Section 2.10	Notice of Prepayment of Revolving Loans	~~85~~88
Section 2.11	Prepayment of Loans	~~86~~88
Section 2.12	Fees	~~86~~88
Section 2.13	Interest	~~87~~90
Section 2.14	Alternate Rate of Interest	~~88~~90
Section 2.15	Increased Costs	~~89~~92
Section 2.16	Break Funding Payments	~~91~~93
Section 2.17	Taxes	~~91~~93
Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~95~~98
Section 2.19	Mitigation Obligations; Replacement of Lenders	~~97~~100
Section 2.20	Illegality	~~99~~101
Section 2.21	Incremental Commitments	~~99~~102
Section 2.22	Defaulting Lender	~~102~~105

ARTICLE III Representations and Warranties		~~105~~107
Section 3.01	Organization; Powers	~~105~~107
Section 3.02	Authorization	~~105~~107
Section 3.03	Enforceability	~~106~~108
Section 3.04	Governmental Approvals	~~106~~108
Section 3.05	Financial Statements	~~106~~108
Section 3.06	No Material Adverse Effect	~~106~~109
Section 3.07	Title to Properties; Possession Under Leases	~~106~~109
Section 3.08	Subsidiaries	~~107~~110
Section 3.09	Litigation; Compliance with Laws	~~107~~110
Section 3.10	Federal Reserve Regulations	~~108~~110
Section 3.11	Investment Company Act	~~108~~110

i

Section 3.12	Use of Proceeds	~~108~~110
Section 3.13	Tax Returns	~~108~~110
Section 3.14	No Material Misstatements	~~109~~111
Section 3.15	Employee Benefit Plans	~~109~~112
Section 3.16	Environmental Matters	~~109~~112
Section 3.17	Security Documents	~~110~~112
Section 3.18	Location of Real Property	~~111~~114
Section 3.19	Solvency	~~112~~114
Section 3.20	Labor Matters	~~112~~114
Section 3.21	Insurance	~~112~~115
Section 3.22	No Default	~~113~~115
Section 3.23	Intellectual Property; Licenses, Etc.	~~113~~115
Section 3.24	Senior Debt	~~113~~115
Section 3.25	USA PATRIOT Act; OFAC	~~113~~115
Section 3.26	Foreign Corrupt Practices Act	~~113~~116

ARTICLE IV Conditions of Lending		~~114~~116
Section 4.01	Conditions Precedent to Credit Events After the Closing Date	~~114~~116
Section 4.02	Conditions Precedent to the Effective Date	~~115~~117
Section 4.03	Conditions Precedent to the Closing Date	~~115~~118

ARTICLE V Affirmative Covenants		~~119~~121
Section 5.01	Existence; Business and Properties	~~119~~121
Section 5.02	Insurance	~~119~~121
Section 5.03	Taxes	~~120~~123
Section 5.04	Financial Statements, Reports, etc.	~~121~~123
Section 5.05	Litigation and Other Notices	~~124~~126
Section 5.06	Compliance with Laws	~~124~~126
Section 5.07	Maintaining Records; Access to Properties and Inspections; Collateral Audits; Appraisals	~~124~~126
Section 5.08	Use of Proceeds	~~126~~128
Section 5.09	Compliance with Environmental Laws	~~126~~128
Section 5.10	Further Assurances; Additional Security	~~126~~128
Section 5.11	Cash Management Systems; Application of Proceeds of Accounts	~~130~~132
Section 5.12	Post-Closing	~~132~~134

ARTICLE VI Negative Covenants		~~132~~134
Section 6.01	Indebtedness	~~132~~135
Section 6.02	Liens	~~136~~139
Section 6.03	Sale and Lease-Back Transactions	~~141~~144
Section 6.04	Investments, Loans and Advances	~~142~~145
Section 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions	~~147~~149
Section 6.06	Dividends and Distributions	~~150~~152
Section 6.07	Transactions with Affiliates	~~152~~155
Section 6.08	Business of the Borrower and the Subsidiaries	~~155~~158
Section 6.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	~~156~~158

Section 6.10	Minimum EBITDAR	~~159~~161
Section 6.11	Fiscal Year	~~159~~161

ARTICLE VIA	Holding Company Covenants	~~159~~161

ARTICLE VII Events of Default		~~159~~162
Section 7.01	Events of Default	~~159~~162
Section 7.02	Right to Cure	~~162~~165
Section 7.03	Treatment of Certain Payments	~~163~~165

ARTICLE VIII The Agents		~~163~~166
Section 8.01	Appointment	~~163~~166
Section 8.02	Delegation of Duties	~~164~~167
Section 8.03	Exculpatory Provisions	~~164~~167
Section 8.04	Reliance by Agents	~~165~~168
Section 8.05	Notice of Default	~~166~~168
Section 8.06	Non-Reliance on Agents and Other Lenders	~~166~~169
Section 8.07	Indemnification	~~166~~169
Section 8.08	Agent in Its Individual Capacity	~~167~~170
Section 8.09	Successor Administrative Agent	~~167~~170
Section 8.10	Arranger and Syndication Agent	~~168~~171
Section 8.11	Security Documents and Collateral Agent Under Security Documents and Guarantees	~~168~~171
Section 8.12	Right to Realize on Collateral and Enforce Guarantees	~~169~~172
Section 8.13	Secured Hedge Obligations	~~170~~173
Section 8.14	Withholding Tax	~~170~~174
Section 8.15	Certain ERISA Matters.	~~171~~174

ARTICLE IX Miscellaneous		~~172~~175
Section 9.01	Notices; Communications	~~172~~175
Section 9.02	Survival of Agreement	~~173~~176
Section 9.03	Binding Effect	~~174~~177
Section 9.04	Successors and Assigns	~~174~~177
Section 9.05	Expenses; Indemnity	~~180~~183
Section 9.06	Right of Set-off	~~182~~185
Section 9.07	Applicable Law	~~182~~185
Section 9.08	Waivers; Amendment	~~182~~185
Section 9.09	Interest Rate Limitation	~~185~~188
Section 9.10	Entire Agreement	~~185~~189
Section 9.11	WAIVER OF JURY TRIAL	~~186~~189
Section 9.12	Severability	~~186~~189
Section 9.13	Counterparts	~~186~~189
Section 9.14	Headings	~~186~~190
Section 9.15	Jurisdiction; Consent to Service of Process	~~186~~190
Section 9.16	Confidentiality	~~187~~190
Section 9.17	Platform; Borrower Materials	~~188~~191
Section 9.18	Release of Liens and Guarantees	~~188~~192
Section 9.19	Judgment Currency	~~190~~193

Section 9.20	USA PATRIOT Act Notice Etc.	~~191~~194
Section 9.21	Agency of the Borrower for the Loan Parties	~~191~~194
Section 9.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~191~~194
Section 9.23	Acknowledgement Regarding Any Supported QFCs	~~192~~195

Schedule A Loyalty Program Agreements

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Advances” shall mean any Overadvances and Protective Advances.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Amendment No. 2” shall mean Amendment No. 2 to this Agreement dated as of May 15, 2020, among Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders party thereto.

“Amendment No. 2 Effective Date” shall mean May 15, 2020, the effective date of Amendment No. 2.

“Amendment No. 3” shall mean Amendment No. 3 to this Agreement dated as of September 14, 2020, among Holdings, the Borrower, the Administrative Agent and the Lenders party thereto.

“Amendment No. 3 Effective Date” shall mean September 14, 2020, the effective date of Amendment No. 3.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.26.

“Applicable Commitment Fee” shall mean, for any day, 0.50% per annum.

“Applicable Margin” shall mean for any day (i) with respect to any Initial Revolving Facility Loans, 4.00% per annum in the case of any Eurocurrency Loan and 3.00% per annum in the case of any ABR Loan and (ii) with respect to any Extended Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

“Appraisal Triggering Event” shall occur at any time that Availability is less than the greater of (i) 10% of Maximum Availability and (ii) $5,000,000 for five (5) consecutive Business Days.

“Appraised Market Value” shall mean the “current market value” (as defined by ISTAT) of the applicable Spare Engine as reflected on the most recent appraisal for such Spare Engine made by an Acceptable Appraiser, as adjusted for the condition, specification, parts for such Spare Engine), 45.0% of the Net Book Value of such Spare Engine and (z) 75.0% of the Net Book Value of all other Eligible Equipment;

provided that, notwithstanding anything herein to the contrary, the Borrowing Base shall at all times be deemed to be no less than $~~5,000,000.~~5,000,000; provided, further, that, for the avoidance of doubt, no Permitted CARES Act Collateral shall be included in the Borrowing Base; provided, further, that during the period commencing on the CARES Act Loan Effective Date and ending on the date that a Borrowing Base Certificate is delivered to the to the Administrative Agent in accordance with Section 5.04(j) with respect to the month ended August 31, 2020, which such Borrowing Base Certificate shall not include any Permitted CARES Act Collateral, the Borrowing Base shall be subject to a Reserve of $500,000.

The Borrowing Base shall be reduced by the then amount of all Reserves, without duplication of any items that are otherwise addressed through eligibility criteria, which the Administrative Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to the Loan Parties.

The specified percentages set forth in this definition will not be reduced without the consent of the Borrower. Any determination by the Administrative Agent in respect of the Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of “Eligible Accounts”, “Eligible Credit Card Accounts”, “Eligible Equipment” and “Eligible Inventory”, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “book value” and Net Amount of Eligible Accounts and factors considered in the calculation of Net Book Value of Eligible Equipment and Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

In connection with the consummation of any acquisition of a business or other assets, the Borrower may submit a calculation of the Borrowing Base on a Pro Forma Basis with adjustments to reflect such acquisition and the inclusion of the Eligible Accounts, Eligible Credit Card Accounts, Eligible Equipment and Eligible Inventory so acquired in the Borrowing Base, and the Borrowing Base and Availability under the Facility shall be increased accordingly; provided, that if such acquisition is a Material Increase Acquisition, the Administrative Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to by the Administrative Agent, recently completed) collateral audits, appraisals or updates of appraisals from one or more Acceptable Appraisers as the Administrative Agent shall require in its Reasonable Credit Judgment with respect to any such acquired assets prior to the inclusion of such assets in the Borrowing Base; it being understood that (i) in the case of any Material Increase Acquisition, the Administrative Agent agrees to use its commercially reasonable efforts to complete its review of such acquired assets prior to consummation of such acquisition so long as the Administrative Agent has been given the opportunity for a reasonable period (which shall not be required to be longer than twenty-eight (28) days) to complete such review (and in any event the Administrative Agent agrees to use its commercially reasonable efforts to complete such review as soon as reasonably possible), (ii) the Borrower shall, for the avoidance of doubt,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition, or

(h) the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).

“Capital Lease” shall mean, as applied to any person, any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that person.

“Capitalized Lease Obligations” shall mean, as applied to any person, all obligations under Capital Leases of such person or any of its subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally-developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“CARES Act Deposit Account” shall mean, from and after the CARES Act Loan Effective Date, (x) the Collection Account, the Payment Account, the Blocked Account and the Collateral Proceeds Account (each as defined in the CARES Act Loan Agreement as executed by the Borrower on the Amendment No. 3 Effective Date) and (y) any other segregated deposit account that is subject to a control agreement in favor of the Appropriate Party (under and as defined in the CARES Act Loan Agreement as executed by the Borrower on the Amendment No. 3 Effective Date) solely holding the proceeds of the CARES Act Loans and/or the identifiable proceeds of Permitted CARES Act Collateral; provided, however, that all of the foregoing accounts shall cease to constitute a CARES Act Deposit Account on the CARES Act Loan Termination Date.

“CARES Act Loan Effective Date” shall mean such date upon which the CARES Act Loan Agreement is made effective by The United States Department of the Treasury; provided, however, that if the CARES Act Loan Effective Date does not occur on or prior to November 30, 2020 (or such later date as the Administrative Agent may agree in its sole discretion), the CARES Act Loan Effective Date will be deemed not to have occurred for purposes of this Agreement.

“CARES Act License Agreement” shall mean that certain IP License Agreement, as executed by the Borrower on the Amendment No. 3 Effective Date (or in the form furnished to the Administrative Agent on or prior to the Amendment No. 3 Effective Date), in favor of the

United States Department of the Treasury, as lender, contemplated by the CARES Act Pledge and Security Agreement.

“CARES Act Loan Agreement” shall mean that certain Loan and Guarantee Agreement, dated as of September 14, 2020, by and among the Borrower, the United States Department of the Treasury, as lender, and The Bank of New York Mellon, as administrative agent and collateral agent, as amended or modified from time to time.

“CARES Act Loan Termination Date” shall have the meaning set forth in Section 5.10(i).

“CARES Act Loans” shall mean the loans incurred by the Borrower under the CARES Act Loan Agreement.

“CARES Act Pledge and Security Agreement” shall mean the Pledge and Security Agreement (as defined in the CARES Act Loan Agreement) as executed by the Borrower on the Amendment No. 3 Effective Date.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Triggering Event” shall occur at any time that (a) Availability is less than $3,000,000 for five (5) consecutive Business Days or (b) an Event of Default shall have occurred and be continuing. Once occurred, a Cash Dominion Triggering Event described in clause (a) shall be deemed to be continuing until such time as the Availability is at least equal to $3,000,000 for fifteen (15) consecutive Business Days, and a Cash Dominion Triggering Event described in clause (b) shall be deemed to be continuing until no Event of Default shall be continuing.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or any amendment of this Agreement.

“Eurocurrency Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” shall mean (x) accounts solely holding withheld income taxes, payroll taxes or other employment-related taxes or amounts to be paid over to employee health or benefits plans and, in each case, funded in the ordinary course of business and (y) CARES Act Deposit Accounts.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b) in the case of any pledge of voting Equity Interests of any Foreign Subsidiary (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such Foreign Subsidiary in excess of 65% of the outstanding voting Equity Interests of such class;

(c) in the case of any pledge of voting Equity Interests of any FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such FSHCO in excess of 65% of the outstanding voting Equity Interests of such class;

(d) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

(e) any Equity Interests of any person that is not a Wholly Owned Subsidiary of such person to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) of such person prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary of a Loan Party or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean (i) the Administrative Agent and (ii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. For the avoidance of doubt, neither Barclays Bank PLC nor any of its branches, Affiliates or subsidiaries shall be required to issue any trade or commercial Letter or Credit.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“ISTAT” means the International Society of Transport Aircraft Trading.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior or Specified Financing” shall mean (a) any preferred Equity Interests, (b) any Disqualified Stock, (c) any Indebtedness that is subordinated in right of payment to the Loan Obligations ~~and~~, (d) Indebtedness for borrowed money secured by Liens on the Collateral that are junior to the Liens securing the Loan Obligations or unsecured Indebtedness for borrowed money, in each case of this clause (d), incurred pursuant to Section 6.01(r) and (e) any Indebtedness incurred under the CARES Act Loan Agreement.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date with respect to Revolving Commitments (including Revolving Commitments resulting from extending Revolving Facility Commitments in accordance with this Agreement) from time to time prior to such date.

“L/C Disbursement” shall mean a payment or disbursement made by Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21. Unless the context clearly indicates otherwise, the term “Lenders” shall include the maker of Swingline Loans.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $10,000,000.

“LIBOR Rate” means for any Interest Period as to any Eurocurrency Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, LIBOR shall be equal to the Interpolated Rate.

“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 2.14.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) any Permitted Intercreditor Agreement, (vi) the Letters of Credit, (vii) any Note issued under Section 2.09(e) ~~and~~, (viii) solely for purposes of Sections 4.02 and 7.01 hereof, the Fee Letter~~.~~, (ix) Amendment No. 2 and (x) Amendment No. 3.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean Holdings (prior to a Qualified IPO of the Borrower), the Borrower, and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Location Reserve” shall mean a reserve established by the Administrative Agent in its Reasonable Credit Judgment (not to exceed the amount payable by any Loan Party for a period of 60 days to each person in possession or control of the premises where the relevant Equipment or Inventory is located as determined by the Administrative Agent in its Reasonable Credit Judgment).

“Loyalty Program Account Debtors” means First National Bank of Omaha and Visa U.S.A. Inc.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower, Holdings or any Parent Entity, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower, Holdings or any Parent Entity, as the case may be, was approved by a vote of a majority of the directors of the Borrower, Holdings or any Parent Entity, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrower, Holdings or any Parent Entity, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole; provided that, for purposes of determining the existence of a Material Adverse Effect under this subclause (a) at any time and from time to time during the period beginning on the Amendment No. 2 Effective Date and ending on the one year anniversary of the Amendment No. 2 Effective Date, any actual or potential impact, direct or indirect, arising as a result of or related

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Project” shall mean (x) each facility which is either a new facility or an expansion of an existing facility owned by the Borrower or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit or product line to the extent such business unit or product line commences operations or production or each expansion (in one or a series of related transactions) of business into a new market or distribution or sales channel; provided, that there shall be no New Project within the first six months after the Closing Date other than in connection with a Permitted Business Acquisition or an acquisition of a Similar Business.

“Non-CARES Act Records” shall have the meaning assigned to such term in Section 5.07(e).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations (other than Excluded Swap Obligations) in respect of any Secured Hedge Agreement.

“OFAC” shall mean the United States Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt of perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes), except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outside Date” shall mean the date that is 30 days after the End Date (as defined in the Purchase Agreement as in effect on the date hereof and as may be extended in accordance with the terms of the Purchase Agreement as in effect on the date hereof) or, if earlier, the date on which the Purchase Agreement is terminated without the consummation of the Acquisition.

“Overadvance” shall have the meaning assigned thereto in Section 2.01(b).

“Parent Entity” shall mean any direct or indirect parent of the Borrower.

agree in its sole discretion) and (B) registered in the United States or in another jurisdiction that is acceptable to the Administrative Agent (in its sole discretion).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and the Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (iv) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (v) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) $5,000,000 and (y) 0.046 times EBITDAR calculated on a Pro Forma Basis for the then most recently ended Test Period.

“Permitted CARES Act Collateral” shall mean each Loan Party’s right, title and interest in, to and under the Collateral (as defined in the CARES Act Pledge and Security Agreement as executed by the Borrower on the Amendment No. 3 Effective Date); provided, for the avoidance of doubt, that no Excluded Assets (as defined in the CARES Act Pledge and Security Agreement as executed by the Borrower on the Amendment No. 3 Effective Date) shall constitute Permitted CARES Act Collateral.

“Permitted CARES Act Indebtedness” shall mean Indebtedness incurred under, or pursuant to, the CARES Act Loan Agreement to the extent that such Indebtedness (i) is in an aggregate principal amount not to exceed $46,000,000 (it being understood that interest may be capitalized under the CARES Act Loan Agreement such that the principal thereunder may exceed $46,000,000 to the extent of such capitalized interest), and (ii) does not provide for or require any amortization or other payments (other than payments as specified in the CARES Act Loan Agreement as executed by the Borrower on the Amendment No. 3 Effective Date) in respect of principal, in each case, prior to the Latest Maturity Date in effect at the time of incurrence.

“Permitted Cure Securities” shall mean any equity securities of the Borrower other than Disqualified Stock.

“Permitted Holder Group” shall have the meaning assigned to such term in the definition of the term “Permitted Holders”.

“Permitted Holders” shall mean (i) the Co-Investors, (ii) any person that has no material assets other than the capital stock of the Borrower and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clause (i), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i)) on a fully diluted basis of the voting Equity Interests thereof and (iii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clause (i) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no person or other “group” (other than the other Permitted Holders specified in clause (i)) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Intercreditor Agreement” shall mean, with respect to any Liens on the Collateral that are intended to be junior to the Liens thereon securing the Loan Obligations, any intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of current asset collateral on a junior basis, as applicable, at the time such intercreditor agreement is proposed to be established, as mutually determined by the Borrower in good faith and the Administrative Agent in the reasonable exercise of its judgment.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

“Settlement” shall have the meaning assigned to such term in Section 2.04(d)(i).

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(d)(i).

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and the Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Subsidiaries.

“Spare Engines” shall mean any and all serviceable aircraft engines, of a make and model suitable for use in the Borrower’s then in service fleet of aircraft, for which the Borrower or any Subsidiary Loan Party has a 100% ownership interest, free and clear of all security interests or liens in favor of any person other than the Collateral Agent except for any Permitted Lien, excluding any such aircraft engines to the extent installed on any aircraft as of the Amendment No. 2 Effective Date.

“Spare Parts” shall mean any and all appliances, parts, instruments, appurtenances, accessories, avionics, furnishings, seats and other equipment of whatever nature which are of the type of aircraft spare parts, excluding any such spare parts to the extent installed on any aircraft or engine from time to time.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).

“Specified Assets” shall mean each Loan Party’s right, title and interest in, to and under the following personal property of such Loan Party, in each case, whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (each term used in this definition but not defined in this Agreement having the meaning set forth in the CARES Act Pledge and Security Agreement or the CARES Act Loan Agreement, as applicable, in each case, as executed by the Borrower on the Amendment No. 3 Effective Date):

(A) the Loyalty Program Agreements set forth on Schedule A, including all Loyalty Program Revenues paid or payable thereunder from a Loyalty Program Account Debtor and all:

a. Accounts owing from a Loyalty Program Account Debtor under a Loyalty Program Agreement set forth on Schedule A;

b. Instruments; and

c. Receivables and Receivable Records

in the case of each of the foregoing clauses a., b. and c., representing such Loan Party’s rights and claims arising under or in connection with any Loyalty Program Agreements set forth on Schedule A and the Loyalty Program Revenues paid or payable thereunder from a Loyalty Program Account Debtor;

(B) all Loyalty Program Data;

(C) all books, records, information and data with respect to any of the foregoing, and all tangible embodiments and fixations thereof (including all databases, files and media in which any of the foregoing is recorded or stored);

(D) all CARES Act Deposit Accounts;

(E) all Documents relating to assets described in the foregoing;

(F) to the extent not otherwise included above, all Supporting Obligations relating to any of the foregoing; and

(G) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or with respect to any of the foregoing.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time, on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Startup Date” shall mean the date that is ninety (90) days after the Closing Date or such later date as the Administrative Agent may agree in its reasonable discretion.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

Intellectual Property, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages, if any, executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Upon the execution and delivery thereof, each FAA Mortgage (i) will create a legal and valid security interest in all the Mortgaged Collateral or analogous term (each as defined in the applicable FAA Mortgage) securing the payment and performance of the Obligations, as applicable, (ii) is in proper form for filing with the FAA, and (iii) upon the filing of the applicable FAA Mortgage with the FAA, such security interest shall be a first priority perfected security interest in the Mortgaged Collateral or analogous term (each as defined in the applicable FAA Mortgage), to the extent perfection can be obtained by filing FAA mortgages, in favor of the Collateral Agent for the benefit of the Secured Parties.

(e) The Permitted CARES Act Collateral consists entirely of the Specified Assets and does not extend to any other property or assets of any Loan Party or any Loan Party’s right, title and interest in, to and under any such other property or assets.

(f) ~~(e)~~ Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18 Location of Real Property.

(a) The Perfection Certificate lists correctly, in all material respects, as of the Closing Date all Material Real Property owned by the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiary Loan Parties (if any) own in fee all the Real Property set forth as being owned by them in the Perfection Certificate except to the extent set forth therein.

thereof of any or all of the inventory Collateral from one or more Acceptable Appraisers selected and engaged by the Administrative Agent, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the calculation of the Borrowing Base hereunder. With respect to each appraisal made pursuant to this Section 5.07(c), (i) the Administrative Agent and the Loan Parties shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Borrowing Base hereunder as a result of such appraisal shall become effective upon the twentieth (20th) day following the finalization of such appraisal (except to the extent otherwise provided in the fourth paragraph of the definition of “Borrowing Base” with respect to Material Increase Acquisitions).

(d) Conduct asset and maintenance monitoring of all Spare Engines constituting Eligible Equipment in a manner consistent with past practices and in accordance with the operating procedures of the Borrower or such Subsidiary Loan Party.

(e) Maintain a separate set of books, records, information and data (including all tangible embodiments and fixations thereof and all databases, files and media in which any of the foregoing is recorded or stored, the “Non-CARES Act Records”) that does not contain any information or data with respect to any Permitted CARES Act Collateral.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages with the FAA with respect to Spare Engines, Mortgages and other documents and the registration of International Interests with the International Registry with respect to Spare Engines) that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

provisions of Article 9 of the Uniform Commercial Code, (vi) those assets as to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed with the United States Patent and Trademark Office, (ix)  ~~[reserved]~~Permitted CARES Act Collateral, solely to the extent and for so long as such Permitted CARES Act Collateral is pledged to secure Permitted CARES Act Indebtedness, (x) any Excluded Securities, (xi) any Excluded Deposit Accounts, (xii) any Third Party Funds, (xiii) any equipment or other asset that is subject to a Lien permitted by any of clauses (c), (i), (j) or (ii) of Section 6.02 or is otherwise subject to a purchase money debt or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Capitalized Lease Obligation prohibits or requires the consent of any person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law), (xiv) all assets of Holdings other than, prior to a Qualified IPO, Equity Interests of the Borrower directly held by Holdings and pledged pursuant to the Holdings Guarantee and Pledge Agreement, (xv) aircrafts and (xvi) any other exceptions mutually agreed upon between the Borrower and the Collateral Agent; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property; provided, further, that no Non-CARES Act Records or asset included in the Borrowing Base shall constitute Excluded Property. Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waivers of requirements for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) except as required by Section 5.11, no control, lockbox or similar agreement or arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no foreign law governed security documents or registrations (other than, for the avoidance of doubt, any registration of International Interests with the International Registry with respect to Spare Engines that are to be included in Eligible Equipment) shall be required, (D) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, (E) no notices shall be required to be sent to account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default, and (F) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Borrower (subject to any applicable laws in the relevant jurisdiction) or such lesser amount reasonably agreed to by the Collateral Agent.

(h) If any person becomes a Loan Party after the Closing Date (whether by acquisition, formation or otherwise), such person shall comply with the provisions of Section 5.11, including, within 90 days after the date on which such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree in its reasonable discretion, by entering into Account Control Agreements with the Collateral Agent and any bank or other financial institution with which such Loan Party maintains (i) primary concentration accounts or (ii) such other accounts that do not qualify as Exempted Accounts, in respect of each such account; provided, that no such Account Control Agreement shall be required before the date that is 150 days after the Closing Date.

(i) The Loan Parties shall ensure that the Permitted CARES Act Collateral at all times consists entirely of the Specified Assets and does not extend to any other property or assets of any Loan Party or any Loan Party’s right, title and interest in, to and under any such other property or assets.

(j) If after the CARES Act Loan Effective Date, the CARES Act Loan Agreement is terminated or otherwise ceases to be in effect (such date, the “CARES Act Loan Termination Date”), the Permitted CARES Act Collateral shall cease to constitute Excluded Property and shall automatically, and without further action, be subject to the Liens under the Security Documents and the Loan Parties shall take all actions (including executing and delivering documents and making filings) as necessary or reasonably requested by the Collateral Agent to create, confirm and perfect the Liens of the Collateral Agent in the Permitted CARES Act Collateral, promptly, and in any event, within thirty (30) days of the CARES Act Loan Termination Date. The Borrower shall provide prompt written notice (and in any event within five (5) Business Days) to the Administrative Agent of the occurrence of the CARES Act Loan Termination Date.

Section 5.11 Cash Management Systems; Application of Proceeds of Accounts.

(a) Within 150 days after the Closing Date (or such later day as the Administrative Agent may reasonably agree), each Loan Party shall enter into a customary account control agreement, in a form reasonably satisfactory to the Administrative Agent (each, an “Account Control Agreement”) with the Collateral Agent and any bank or other financial institution with which such Loan Party maintains (x) primary concentration accounts or (y) such other accounts that exist on the Closing Date and do not qualify as Exempted Accounts, in respect of each such account. In addition, each applicable Loan Party shall enter into an Account Control Agreement with respect to any new account that does not qualify as, or any account that ceases to be, an Exempted Account, in each case within 90 days (or such longer period as the Administrative Agent may reasonably agree) after such account is established or ceases to be an Exempted Account, as applicable; provided, that no such payment of trade payables and operating expenses incurred by the Loan Parties in the ordinary course of business (including any debt service payment due in respect of any Indebtedness of the Loan Parties otherwise permitted hereunder) and (B) up to $500,000 for such other purposes permitted hereunder as the Loan Parties may deem appropriate.

(g) The Administrative Agent shall promptly (but in any event within one (1) Business Day of obtaining knowledge thereof) (a) furnish written notice to each person with whom a Controlled Account is maintained of any termination of a Cash Dominion Triggering Event or (b) take such other action and execute such other documents as may be reasonably requested by the Borrower or the applicable Loan Party in connection with any termination of a Cash Dominion Triggering Event.

(h) Notwithstanding anything herein to the contrary, it is understood and agreed that no blocked account or other control agreements shall be required with respect to (a) any disbursement or payroll accounts used solely for such purposes, (b) any Excluded Deposit Accounts, (c) the Designated Disbursement Account or (d) any other accounts (including deposit accounts) with an average monthly balance of less than $500,000 individually or $1,000,000 in the aggregate (any such excluded accounts in this clause (g), the “Exempted Accounts”).

(i) Any amounts held or received in the Collateral Agent Account (including all interest and other earnings with respect thereto, if any) (x) upon the occurrence of the Termination Date or (y) when no Cash Dominion Triggering Event exists, shall (subject in the case of subclause (x) to the provisions of any Permitted Intercreditor Agreement, if applicable) be remitted to an account of the Borrower designated by the Borrower to the Administrative Agent.

(j) The Loan Parties shall ensure that the only funds paid, transferred or held in a CARES Act Deposit Account are proceeds of the CARES Act Loans and/or identifiable proceeds of Permitted CARES Act Collateral that constitute Excluded Property, and no funds in any Controlled Account or proceeds of Collateral shall be paid to or transferred to any CARES Act Deposit Account.

(k) After the establishment of each CARES Act Deposit Account, the Borrower shall promptly notify the Administrative Agent of the applicable account number, type of account, and bank where such account is maintained.

Section 5.12 Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.10 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;

(p) Indebtedness to finance the acquisition or ownership of aircrafts and aircraft equipment (including airframes, engines, appliances, equipment, instruments or related property), including (x) Capitalized Lease Obligations and (y) transactions through equipment trust certificates or enhanced equipment trust certificates structures;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) other unsecured Indebtedness or Indebtedness secured by Liens on the Collateral that are junior to, the Liens securing the Loan Obligations in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(r), would not exceed $10,000,000, and any Permitted Refinancing Indebtedness in respect thereof;

(s) ~~[Reserved];~~Permitted CARES Act Indebtedness;

(t) [Reserved];

(u) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(v) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or the Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business;

(w) obligations in respect of Cash Management Agreements;

(x) [Reserved];

(dd) Liens securing Indebtedness or other obligation (i) of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee) Liens on not more than $2,000,000 of deposits securing Hedging Agreements entered into for non-speculative purposes;

(ff) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg) Liens on the Collateral that are junior to the Liens thereon securing the Loan Obligations securing Indebtedness incurred under Section 6.01(r) so long as such junior Liens are subject to a Permitted Intercreditor Agreement;

(hh) Liens imposed by applicable law on the assets of the Borrower or any Subsidiary located at an airport for the benefit of any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, air navigation authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Borrower or such Subsidiary including, without limitation, the FAA or DOT;

(ii) Liens on any aircraft and aircraft equipment, including airframes, engines, appliances, equipment, instruments or related property securing Indebtedness permitted by Section 6.01(p);

(jj) ~~[Reserved];~~Liens on Permitted CARES Act Collateral securing Indebtedness permitted by Section 6.01(s);

(kk) Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiary Loan Parties.

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior or Specified Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior or Specified Financing, except for:

(A) Refinancings with any Indebtedness permitted to be incurred under Section 6.01 (other than a Refinancing utilizing proceeds from Loans hereunder),

(B) payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior or Specified Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior or Specified Financing,

(C) payments or distributions in respect of all or any portion of the Junior or Specified Financing, as applicable, with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests that are not Permitted Cure Securities applied pursuant to Section 7.02 or Disqualified Stock made within eighteen months prior thereto,

(D) the conversion of any Junior or Specified Financing to Equity Interests of Holdings or any Parent Entity,

(E) additional payments and distributions other than in respect of CARES Act Loans, so long as the Payment Conditions are satisfied at the time such payments or distributions are made,

(F) other payments and distributions in an aggregate amount not to exceed $5,000,000; and

(G) any voluntary prepayment under the CARES Act Loan Agreement, so long as such prepayment is not funded from Loan proceeds; provided that (x) at the time any such voluntary prepayment is made, the Payment

Conditions are satisfied and (y) after giving effect to any such voluntary prepayment, the sum of (1) Availability and (2) Unrestricted Cash of the Borrower and the Subsidiary Loan Parties is at least $25,000,000; or

(i) Amend, waive or modify, or permit the amendment, waiver or modification of, any provision of any Junior or Specified Financing or any Permitted Refinancing Indebtedness in respect thereof, or any agreement, document or instrument evidencing or relating to any of the foregoing, other than amendments, waivers or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions, if applicable, thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01(k), (l), (r), (s) or (ff) or Permitted Refinancing Indebtedness in respect thereof;

Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j), (ii) and (ll) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property, and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c) and, if any restriction referred to in this clause (B) relates to property other than cash, Permitted Investments or joint venture interests, such restriction either existed at the time such property was acquired (and was not created in contemplation of such acquisition) or was permitted by Section 6.09(c)(Q).

The Lenders authorize the Collateral Agent to release the Liens granted to it on the Permitted CARES Act Collateral that constitutes Excluded Property and to execute such documents and take such actions as the Borrower may reasonably request to evidence that effective as of the CARES Act Loan Effective Date, the Permitted CARES Act Collateral that constitutes Excluded Property has been released from the Liens granted to the Collateral Agent under the Loan Documents. In connection with the foregoing, the Collateral Agent is authorized to rely, without independent investigation, on a certificate of a Responsible Officer of the Borrower, including, as to whether an asset constitutes Permitted CARES Act Collateral and Excluded Property and as to its authority hereunder (which certificate shall be provided by the Borrower to the Collateral Agent upon its reasonable request). The Loan Parties acknowledge and agree that such release is without prejudice to the obligation of the Loan Parties pursuant to Section 5.11(j), and that any release granted in connection with Permitted CARES Act Collateral shall be of no force and effect automatically and without further action if the CARES Act Loan Termination Date occurs. The Borrower shall, at the time of any such release, deliver to the Administrative Agent an updated Borrowing Base Certificate that gives effect to such release.

Section 8.12 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such

Schedule A

Loyalty Program Agreements

i.

Amended and Restated Co-Brand Marketing Agreement, dated as of October 17, 2018, between First National Bank of Omaha and MN Airlines, LLC d/b/a Sun Country Airlines, as amended by (x) Amendment No. 1 to Amended and Restated Co-Brand Marketing Agreement, dated as of November 1, 2018, between First National Bank of Omaha and MN Airlines, LLC d/b/a Sun Country Airlines and (y) Amendment No. 1 to Amended and Restated C0-Brand Marketing Agreement, dated as of March 25, 2019, between First National Bank of Omaha and MN Airlines, LLC d/b/a Sun Country Airlines.

ii.

Visa U.S.A. Inc., Co-Brand Merchant Agreement between Visa U.S.A. Inc. and MN Airlines, LLC d/b/a Sun Country Airlines dated August 21, 2013, as amended by First Amendment to Visa U.S.A. Inc. Co-Brand Merchant Agreement between Visa U.S.A. Inc. and MN Airlines, LLC d/b/a Sun Country Airlines effective April 1, 2019.